UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006 (March 31, 2006)
BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”), entered into employment agreements with each of the following executive officers: (i) Peter G. Savas, Chairman and Chief Executive Officer, (ii) Mark J. Pykett, President and Chief Operating Officer; and (iii) Kenneth L. Rice, Jr., Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary. The terms of each of the employment agreements is as follows:
     Mr. Savas. Mr. Savas’ employment agreement is effective for a term of one year, provides for a base salary of $400,000 per year plus other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Savas is entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. The agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
     Mr. Pykett. Mr. Pykett’s employment agreement is effective for a term of one year, provides for a base salary of $300,000 per year plus other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
     Mr. Rice. Mr. Rice’s employment agreement is effective for a term of one year, provides for a base salary of $300,000 per year plus other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Rice will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
     The terms of each of the aforementioned agreements are effective as of January 1, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: March 31, 2006	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer